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                                                Filed Pursuant to Rule 424(b)(3)
                                                  Registration Numbers 333-39917
                                                                       333-46525

                          PROSPECTUS SUPPLEMENT NO. 2
                              DATED JUNE 11, 1998
                    (To Prospectus dated February 20, 1998)

                         DSC COMMUNICATIONS CORPORATION

     This Prospectus Supplement supplements the Prospectus dated February 20, 1998 (the "Prospectus") by DSC Communications Corporation (the "Company") relating to the offering for resale by certain selling securityholders (the "Selling Securityholders") of 7% Convertible Subordinated Notes due August 1, 2004 (the "Notes") of the Company and shares of the Company's common stock, par value $.01 per share (the "Common Stock"), issued or issuable upon conversion of the Notes. The Common Stock includes the preferred stock purchase rights attaching to such stock pursuant to that certain Rights Agreement dated April 25, 1996 by and between the Company and Harris Trust and Savings Bank, formerly KeyCorp Shareholders Services, Inc.

     This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JUNE 11, 1998.
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     This Prospectus Supplement No. 2 dated June 11, 1998 hereby further amends the Prospectus dated February 20, 1998 and Prospectus Supplement No. 1 dated April 9, 1998 as follows:

     In the section of the Prospectus entitled Selling Securityholders, the Selling Securityholders table is hereby amended by adding the following table:

                            Principal Amount      Number of Shares of Common Stock
Selling Securityholder         of Notes          issuable upon conversion of Notes
----------------------------------------------------------------------------------
Credit Suisse First Boston     $750,000                       15,082

No other change or amendment is made hereby.